                                                                   Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Third Quarter Net Income of $2.0 Million or $0.66 Per Diluted Share and Eleventh Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – October 28, 2015 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2015 third quarter net income of $2.0 million, or $0.66 per diluted share, compared to net income of $1.1 million or $0.39 per diluted share, for the same period last year.

“Loan growth continued in the third quarter and with the announced branch acquisition, management is executing our balanced lending and deposit growth strategy.  I am also pleased to announce that our Board of Directors has approved our eleventh quarterly cash dividend in the amount of $0.07 per share,” stated Joe Adams, CEO of FS Bancorp. The dividend will be paid on November 25, 2015, to shareholders of record as of November 11, 2015.

 2015 Third Quarter Highlights

Announced the proposed acquisition of four retail bank branch offices with aggregate deposits totaling approximately $268.0 million that is scheduled to close in the first quarter of 2016, subject to regulatory approval and other standard closing conditions;
  Announced the proposed acquisition of four retail bank branch offices with aggregate deposits totaling approximately $268.0 million that is scheduled to close in the first quarter of 2016, subject to regulatory approval and other standard closing conditions;
  Net income of $2.0 million for the third quarter of 2015, a decrease of $799,000, as compared to $2.8 million in the second quarter of 2015, and an increase from $1.1 million for the comparable quarter one year ago;
  Earnings per diluted share were $0.66 for the third quarter of 2015, compared to $0.93 for the preceding quarter in 2015, and $0.39 for the third quarter of 2014;
  Total gross loans increased $50.7 million, or 11.5% to $490.7 million at September 30, 2015, compared to $440.0 million at June 30, 2015, and $361.9 million at September 30, 2014;
  Reduction in non-performing assets to $841,000 at September 30, 2015, compared to $1.0 million as of June 30, 2015, and $409,000 as of September 30 2014, with no other real estate owned (“OREO”) at these dates, respectively;
  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $2.7 million, or 2.7% to $103.2 million as of September 30, 2015, from $100.5 million at June 30, 2015, and increased from $75.7 million at September 30, 2014;
  The efficiency ratio was 68.0% at September 30, 2015, higher compared to 59.7% at June 30, 2015, and significantly improved from 73.8% at September 30, 2014;
  Subordinated debt of $10.0 million announced on October 6, 2015 closed on October 15, 2015, at a rate of 6.5% to support future loan growth;
  Capital levels at the Bank were 13.9% for total risk-based capital and 11.4% for Tier 1 leverage capital as of September 30, 2015, compared to 13.6% and 10.9% as of June 30, 2015, respectively.

FS Bancorp Q3 Bancorp
October 28, 2015

Balance Sheet and Credit Quality

Total assets increased $73.4 million, or 12.9% during the quarter to $642.0 million at September 30, 2015, compared to $568.6 million at June 30, 2015, and $471.6 million at September 30, 2014.  The increase in total assets from June 30, 2015 was primarily due to net loan growth of $50.3 million, and includes the acquisition of $16.1 million in adjustable rate one-to-four-family, non-owner occupied loans secured by properties located in the Puget Sound market.  Other assets experiencing increases included loans held for sale of $12.3 million, the purchase of certificates of deposits at other financial institutions of $3.7 million, the purchase of additional securities available-for-sale in the amount of $3.3 million, the purchase of additional bank owned life insurance in the amount of $3.0 million to partially offset the increased costs associated with employee benefits, and the increased balance of Federal Home Loan Bank stock of $1.6 million to support borrowings.

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2015		June 30, 2015		September 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$42,958	8.8%	$44,813	10.2%	$44,190	12.2%
Construction and development	77,965	15.9	63,624	14.5	51,413	14.2
Home equity	16,727	3.4	16,411	3.7	16,270	4.5
One-to-four-family (excludes held for
sale)	92,023	18.7	67,143	15.2	41,757	11.5
Multi-family	22,716	4.6	22,851	5.2	15,023	4.2
Total real estate loans	252,389	51.4	214,842	48.8	168,653	46.6

CONSUMER LOANS
Indirect home improvement	103,172	21.0	101,791	23.1	96,949	26.8
Solar	25,568	5.2	24,713	5.6	13,402	3.7
Marine	23,436	4.8	20,572	4.7	16,523	4.6
Automobile	595	0.1	643	0.1	764	0.2
Recreational	373	0.1	386	0.1	463	0.1
Home improvement	221	0.1	251	0.1	367	0.1
Other	1,139	0.2	1,175	0.3	1,222	0.3
Total consumer loans	154,504	31.5	149,531	34.0	129,690	35.8

COMMERCIAL BUSINESS LOANS	83,816	17.1	75,595	17.2	63,604	17.6
Total loans receivable, gross	490,709	100.0%	439,968	100.0%	361,947	100.0%

Allowance for loan losses	(7,388)		(6,927)		(5,812)
Deferred cost, fees, and discounts, net	(729)		(776)		(1,561)
Total loans receivable, net	$482,592		$432,265		$354,574

Loans receivable, net increased $50.3 million, or 11.6%, to $482.6 million at September 30, 2015, from $432.3 million at June 30, 2015, and increased $128.0 million, or 36.1%, from $354.6 million at September 30, 2014.  Total real estate loans increased $37.5 million, or 17.5% quarter over quarter, primarily due to a $24.9 million increase in one-to-four-family real estate loans, including the $16.1 million in adjustable rate one-to-four-family, non-owner occupied acquired from another financial institution, and a $14.3 million increase in construction loans, partially offset by a $1.9 million decrease in commercial real estate loans.  Quarter over quarter changes in other loan categories also include an $8.2 million increase in commercial business loans and a $5.0 million increase in consumer loans.

FS Bancorp Q3 Bancorp
October 28, 2015

One-to-four-family originations of loans held for sale including loans brokered to other institutions decreased $30.1 million, or 15.4%, to $165.4 million during the quarter ended September 30, 2015, compared to $195.5 million for the preceding quarter, and $81.2 million for the same quarter one year ago.  The reduction in originations was a result of the seasonal summer slowdown in purchase transactions compared to the prior quarter.  The percentage of one-to-four-family mortgage loan originations for home purchases was 79.7% of third quarter volume versus 20.3% of third quarter volume for refinance activity.  This compares to 78.8% of second quarter volume to purchase a home versus 21.2% to refinance in the second quarter of 2015.  During the quarter ended September 30, 2015, the Company sold $137.5 million of one-to-four-family mortgage loans compared to $185.5 million in sales for the preceding quarter, and sales of $74.4 million for the quarter ended September 30, 2014.

The allowance for loan losses (“ALLL”) at September 30, 2015 was $7.4 million, or 1.5% of gross loans receivable, compared to $6.9 million, or 1.6% of gross loans receivable as of June 30, 2015, and $5.8 million, or 1.6% of gross loans receivable at September 30, 2014.  Non-performing loans, consisting of non-accrual loans, decreased to $841,000 at September 30, 2015, from $1.0 million at June 30, 2015, and increased from $409,000 at September 30, 2014.  Substandard loans decreased $1.1 million, or 28.2%, to $2.8 million at September 30, 2015, compared to $3.9 million at June 30, 2015, and increased from $1.3 million at September 30, 2014.  The increase from one year ago was primarily associated with the downgrade of one commercial business loan of $2.0 million as a result of the financial performance by the borrower.  There was no OREO at September 30, 2015, June 30, 2015, or September 30, 2014.  At September 30, 2015, the Company had $736,000 in restructured loans, of which one loan with a balance of $525,000 was placed on nonaccrual status in the third quarter of 2015, and the remaining $211,000 loans were performing in accordance with their modified terms, compared to restructured loans of $737,000 at June 30, 2015, and $791,000 at September 30, 2014.

Total deposits increased $29.4 million, or 6.2%, to $499.9 million at September 30, 2015, from $470.5 million at June 30, 2015, and increased $119.6 million, or 31.4%, from $380.3 million at September 30, 2014.  Relationship-based transactional deposits increased $2.7 million, or 2.7% to $103.2 million as of September 30, 2015, from $100.5 million at June 30, 2015, and increased from $75.7 million at September 30, 2014.  Money market and savings accounts increased $8.0 million, or 4.3%, to $196.1 million at September 30, 2015, from $188.1 million at June 30, 2015, and increased $52.7 million, or 36.8%, from $143.4 million at September 30, 2014.  Time deposits increased $18.6 million, primarily as a result of the summer 30-month CD special, or 10.2%, to $200.5 million at September 30, 2015, from $181.9 million at June 30, 2015, and increased $39.3 million, or 24.4%, from $161.2 million at the same period last year.  The announced proposed acquisition of four retail banking branches (two in Jefferson County and two in Clallam County) is expected to provide immediate core deposit liquidity and expand the Bank’s footprint into a contiguous market. The branch acquisition is expected to close in the first quarter of 2016, and will provide liquidity to support lending growth.

Non-retail deposits, which include $30.5 million of brokered certificates of deposits, $21.0 million of online certificates of deposits, and $1.7 million of public funds, remained unchanged at $53.2 million at September 30, 2015, and June 30, 2015, and increased from $40.6 million at September 30, 2014.  Management utilizes the wholesale market deposits to mitigate interest rate risk exposure where appropriate.

FS Bancorp Q3 Bancorp
October 28, 2015

DEPOSIT BREAKDOWN (Dollars in thousands)
	September 30, 2015		June 30, 2015		September 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$63,725	12.7%	$64,866	13.8%	$46,137	12.1%
Interest-bearing checking	33,476	6.7	31,901	6.8	26,179	6.9
Savings	27,891	5.6	25,227	5.4	19,388	5.1
Money market	168,252	33.7	162,877	34.6	124,026	32.6
Certificates of deposits of less than $100,000	68,329	13.7	63,229	13.4	51,539	13.6
Certificates of deposits of $100,000 through $250,000	97,248	19.4	84,534	18.0	70,691	18.6
Certificates of deposits of more than $250,000	34,963	7.0	34,182	7.2	38,923	10.2
Escrow accounts related to
mortgages serviced	5,999	1.2	3,692	0.8	3,406	0.9
Total	$499,883	100.0%	$470,508	100.0%	$380,289	100.0%

Borrowings increased $39.0 million, or 192.4%, to $59.3 million as of September 30, 2015, from $20.3 million at June 30, 2015, and increased $36.7 million, or 162.8%, from $22.6 million at September 30, 2014.  The increase from the prior quarter was primarily to fund loan growth during the quarter.  Management anticipates borrowings will remain elevated through the acquisition of the branches scheduled to be consummated in the first quarter of 2016, then will be reduced once the branch acquisition is completed.

Total equity increased $2.3 million, or 3.4%, to $73.2 million at September 30, 2015, from $70.9 million at June 30, 2015, and increased $9.2 million, or 14.4%, from $64.0 million at September 30, 2014.  The increase in equity from the second quarter of 2015 was predominantly a result of net income of $2.0 million, and an increase of $258,000 in other comprehensive income for the quarter ended September 30, 2015, as the value of our investment securities portfolio increased, partially offset by dividends paid of $214,000.  Book value per common diluted shares outstanding was $24.54 as of September 30, 2015, compared to $23.80 as of June 30, 2015, and $21.90 as of September 30, 2014.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 13.9%, a Tier 1 leverage capital ratio of 11.4%, and a common equity Tier 1 (“CET1”) capital ratio of 12.6% at September 30, 2015, compared to 13.6%, 10.9%, and 12.3% at June 30, 2015, respectively.  The increase in capital ratios at the Bank occurred due to a $5.0 million downstream of capital from FS Bancorp, Inc. in anticipation of the four retail bank branch acquisition closing in the first quarter of 2016.

The Company exceeds all regulatory capital requirements with a total risk-based capital ratio of 14.7%, Tier 1 leverage capital ratio of 12.2%, and a CET1 capital ratio of 13.5% as of September 30, 2015, compared to 15.6%, 12.6%, and 14.3% at June 30, 2015, respectively.

Operating Results

Net interest income increased $1.3 million, or 22.0%, to $7.1 million for the three months ended September 30, 2015, from $5.8 million for the three months ended September 30, 2014.  Net interest income increased $4.4 million, or 27.3%, to $20.3 million for the nine months ended September 30, 2015, from $15.9 million for the nine months ended September 30, 2014.

The net interest margin (“NIM”) decreased 31 basis points to 4.97% for the three months ended September 30, 2015, from 5.28% for the three months ended September 30, 2014, and decreased five basis points to 5.06% for the nine months ended September 30, 2015, from 5.11% for the same period of the prior year. The decreased NIM

FS Bancorp Q3 Bancorp
October 28, 2015

reflects an increase in lower yielding loans including the recently acquired one-to-four-family loans.  Our strategy to increase the loan portfolio through diversified lending channels has pressured the NIM as the increase in lower yielding real estate and commercial business loans has offset the increase in higher yielding consumer loan products.  The average cost of funds decreased five basis points to 0.71% for the three months ended September 30, 2015, from 0.76% for the three months ended September 30, 2014, and was unchanged at 0.72% for the nine months ended September 30, 2015 and 2014 as a result of minimal changes in interest rates year over year.  Management is focused on matching deposit duration with the duration of earning assets where appropriate.

The provision for loan losses was $600,000 for the three months ended September 30, 2015, compared to $450,000 for the three months ended September 30, 2014.  The provision for loan losses was $1.8 million for the nine months ended September 30, 2015, compared to $1.4 million for the nine months ended September 30, 2014.  The increase in the provision for the nine months ended September 30, 2015 was primarily due to loan growth of $96.5 million.  Non-performing loans were $841,000, or 0.2% of total loans at September 30, 2015, compared to $409,000 or 0.1% of total loans at September 30, 2014.  During the three months ended September 30, 2015, net charge-offs totaled $139,000 compared to $186,000 during the three months ended September 30, 2014.  During the nine months ended September 30, 2015, net charge-offs totaled $502,000 compared to $630,000 during the nine months ended September 30, 2014.

Noninterest income increased $2.0 million or 83.6%, to $4.4 million for the three months ended September 30, 2015, from $2.4 million for the three months ended September 30, 2014.  The increase during the period was primarily due to the increase in gain on sale of loans of $1.8 million which occurred due to personnel hired to expand our lending operations in the third quarter of 2014.  Noninterest income increased $6.8 million, or 99.1%, to $13.7 million for the nine months ended September 30, 2015, from $6.9 million for the nine months ended September 30, 2014.  The increase during the period was primarily due to the $6.5 million increase in gain on sale of loans.

Noninterest expense increased $1.7 million, or 28.9%, to $7.8 million for the three months ended September 30, 2015, from $6.1 million for the three months ended September 30, 2014.  Changes in noninterest expense included a $738,000, or 20.7% increase in salaries and benefits associated with the continued investment in growing the lending and deposit franchise primarily as a result of the hiring of additional employees in mortgage-related lending, a $432,000, or 100.0% increase in acquisition costs related to our proposed branch acquisition, a $186,000, or 20.0% increase in operations, a $162,000, or 51.1% increase in professional and board fees, a $77,000, or 18.3% increase in occupancy expense, and a $63,000, or 19.9% increase in loan costs this quarter.  Noninterest expense increased $4.7 million, or 27.8%, to $21.7 million for the nine months ended September 30, 2015, from $17.0 million for the nine months ended September 30, 2014, primarily as a result of a $2.5 million, or 25.6% increase in salaries and benefits, an $806,000, or 33.5% increase in operations, a $432,000, or 100.0% increase in acquisition costs, a $349,000, or 38.0% increase in professional and board fees, a $214,000, or 23.3% increase in data processing, a $167,000, or 13.7% increase in occupancy expense, a $117,000, or 11.6% increase in loan costs, and an $87,000, or 23.5% increase in marketing and advertising expense.

Management anticipates acquisition costs to continue to occur through the first quarter of 2016.

FS Bancorp Q3 Bancorp
October 28, 2015

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches and four loan production offices in suburban communities in the greater Puget Sound area, and one loan production office in the most recently entered market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Disclaimer
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2015 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q3 Bancorp
October 28, 2015

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	September 30,	June 30,	September 30,
	2015	2015	2014
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$1,272	$2,114	$1,695
Interest-bearing deposits at other financial institutions	4,160	4,170	6,610
Total cash and cash equivalents	5,432	6,284	8,305
Certificates of deposits at other financial institutions	11,181	7,518	1,386
Securities available-for-sale, at fair value	53,679	50,414	49,443
Loans held for sale, at fair value	53,335	41,039	20,254
Consumer loans held for sale	—	—	10,231
Loans receivable, net	482,592	432,265	354,574
Accrued interest receivable	2,057	1,772	1,525
Premises and equipment, net	13,734	13,953	13,747
Federal Home Loan Bank (“FHLB”) stock, at cost	2,972	1,412	1,853
Bank owned life insurance (“BOLI”)	9,701	6,650	6,508
Servicing rights, held at the lower of cost or fair value	5,226	4,569	2,568
Other assets	2,071	2,713	1,208
TOTAL ASSETS	$641,980	$568,589	$471,602
LIABILITIES
Deposits
Noninterest-bearing accounts	$69,724	$68,558	$49,543
Interest-bearing accounts	430,159	401,950	330,746
Total deposits	499,883	470,508	380,289
Borrowings	59,269	20,269	22,552
Other liabilities	9,590	6,957	4,755
Total liabilities	568,742	497,734	407,596
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; None issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,241,120 shares issued and outstanding at September 30, 2015, 3,240,620 at June 30, 2015, and 3,235,625 at
September 30, 2014	32	32	32
Additional paid-in capital	30,289	30,011	29,200
Retained earnings	44,373	42,592	36,772
Accumulated other comprehensive income (loss), net of tax	234	(24)	(63)
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(1,690)	(1,756)	(1,935)
Total stockholders’ equity	73,238	70,855	64,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$641,980	$568,589	$471,602

FS Bancorp Q3 Bancorp
October 28, 2015

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$7,730	$6,339	$22,042	$17,013
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposits at other financial institutions	329	264	874	950
Total interest and dividend income	8,059	6,603	22,916	17,963
INTEREST EXPENSE
Deposits	866	675	2,425	1,818
Borrowings	56	76	195	197
Total interest expense	922	751	2,620	2,015
NET INTEREST INCOME	7,137	5,852	20,296	15,948
PROVISION FOR LOAN LOSSES	600	450	1,800	1,350
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,537	5,402	18,496	14,598
NONINTEREST INCOME
Service charges and fee income	528	458	1,452	1,301
Gain on sale of loans	3,632	1,789	11,565	5,092
(Loss) gain on sale of investment securities	—	(51)	76	(41)
Earnings on cash surrender value of BOLI	51	47	146	139
Other noninterest income	165	141	486	401
Total noninterest income	4,376	2,384	13,725	6,892
NONINTEREST EXPENSE
Salaries and benefits	4,295	3,557	12,461	9,920
Operations	1,118	932	3,209	2,403
Occupancy	497	420	1,388	1,221
Data processing	380	331	1,132	918
OREO fair value impairments, net of loss on sales	—	11	—	42
Other real estate owned (“OREO”) expense	—	10	—	13
Loan costs	379	316	1,129	1,012
Professional and board fees	479	317	1,268	919
FDIC insurance	69	62	229	188
Marketing and advertising	183	138	458	371
Acquisition costs	432	—	432	—
Recovery on servicing rights	—	(18)	—	(19)
Total noninterest expense	7,832	6,076	21,706	16,988
INCOME BEFORE PROVISION FOR INCOME TAXES	3,081	1,710	10,515	4,502
PROVISION FOR INCOME TAXES	1,086	564	3,656	1,495
NET INCOME	$1,995	$1,146	$6,859	$3,007
Basic earnings per share	$0.67	$0.39	$2.31	$1.00
Diluted earnings per share	$0.66	$0.39	$2.28	$1.00

FS Bancorp Q3 Bancorp
October 28, 2015

KEY FINANCIAL RATIOS AND DATA Unaudited	At or For the Three Months Ended
(Dollars in thousands, except per share amounts)	September 30,	June 30,	September 30,
	2015	2015	2014

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.33%	1.99%	0.99%
Return on equity (ratio of net income to average equity) (1)	11.18	16.35	7.24
Yield on average interest-earning assets	5.61	5.80	5.96
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.71	0.73	0.76
Interest rate spread information – average during period	4.90	5.07	5.20
Net interest margin (1)	4.97	5.14	5.28
Operating expense to average total assets	5.21	5.18	5.24
Average interest-earning assets to average interest-bearing liabilities	127.67	127.23	128.16
Efficiency ratio (2)	68.03	59.67	73.77

	At or For the Nine Months Ended
	September 30, 2015		September 30, 2014
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.63%		0.92%
Return on equity (ratio of net income to average equity) (1)	13.38		6.41
Yield on average interest-earning assets	5.72		5.76
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.72		0.72
Interest rate spread information – average during period	4.99		5.04
Net interest margin (1)	5.06		5.11
Operating expense to average total assets (1)	5.17		5.18
Average interest-earning assets to average interest-bearing liabilities	127.18		128.81
Efficiency ratio (2)	63.80		74.38

ASSET QUALITY RATIOS AND DATA:	September 30, 2015	June 30, 2015	September 30, 2014
Non-performing assets to total assets at end of period (3)	0.13%	0.18%	0.09%
Non-performing loans to total gross loans (4)	0.17	0.23	0.11
Allowance for loan losses to non-performing loans (4)	878.48	673.83	1,421.03
Allowance for loan losses to gross loans receivable	1.51	1.57	1.61

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	11.37%	10.92%	11.79%
Tier 1 risk-based capital	12.59	12.32	13.63
Total risk-based capital	13.85	13.57	14.88
CET1	12.59	12.32	— (8)
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	12.24%	12.60%	13.92%
Total risk-based capital	14.71	15.59	17.35
CET1	13.47	14.34	— (8)

FS Bancorp Q3 Bancorp
October 28, 2015

	At or For the Three Months Ended
PER COMMON SHARE DATA:	September 30, 2015		June 30, 2015		September 30, 2014
Basic earnings per share	$0.67		$0.94		$0.39
Diluted earnings per share	$0.66		$0.93		$0.39
Weighted average basic shares outstanding	2,984,164		2,962,302		2,922,593
Weighted average diluted shares outstanding	3,040,007		3,003,979		2,932,251
Common shares outstanding at period end	2,984,430	(7)	2,977,449	(6)	2,922,593	(5)
Book value per share using outstanding common shares	$24.54		$23.80		$21.90
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(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,235,625 at September 30, 2014, less restricted stock shares of 125,105 and unallocated ESOP shares of 187,927.
(6)	Common shares were calculated using shares outstanding at period end of 3,240,620 at June 30, 2015, less 94,684 restricted stock shares, and 168,487 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,241,120 at September 30, 2015, less restricted stock shares of 94,684 and unallocated ESOP shares of 162,006.
(8)	CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.